Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

January 29, 2021

Venus Concept Inc.
235 Yorkland Boulevard
Suite 900
Toronto, Ontario M2J 4Y8

Ladies and Gentlemen:

We are acting as counsel to Venus Concept Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale or other disposition, from time to time, by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”), including their transferees, pledgees, donees or successors, of up to 8,213,881 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issuable upon conversion of the Company’s outstanding 8% secured subordinated convertible notes (the “Notes”), issued by the Company to the Selling Stockholders, as described in the prospectus that forms a part of the Registration Statement (the “Prospectus”). This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of the Registration Statement, the Prospectus, the certificate of incorporation and bylaws of the Company, as amended through the date hereof, and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinion set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;

b.	the legal capacity of natural persons;

c.	the authenticity of all documents submitted to us as originals;

d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and

e.	as to matters of fact, the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company.

ABU DHABI ♦ ATHENS ♦ AUSTIN ♦ BEIJING ♦ BRUSSELS ♦ CENTURY CITY ♦ CHICAGO ♦ DALLAS ♦ DUBAI ♦ FRANKFURT ♦ HONG KONG
HOUSTON ♦ KAZAKHSTAN ♦ LONDON ♦ LOS ANGELES ♦ MIAMI ♦ MUNICH ♦ NEW YORK ♦ PARIS ♦ PHILADELPHIA ♦ PITTSBURGH ♦ PRINCETON
RICHMOND ♦ SAN FRANCISCO ♦ SHANGHAI ♦ SILICON VALLEY ♦ SINGAPORE ♦ TYSONS ♦ WASHINGTON, D.C. ♦ WILMINGTON

Venus Concept Inc. January 29, 2021 Page 2

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, following (i) receipt by the Company of the conversion price for the Shares specified in the Notes and (ii) the conversion of the Notes in accordance with their terms, the Shares will be validly issued, fully paid, and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.   This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP